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                     April 29, 2021

       Clay Whitson
       Chief Financial Officer
       i3 Verticals, Inc.
       40 Burton Hills Blvd., Suite 415
       Nashville, TN 37215

                                                        Re: i3 Verticals, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2020
                                                            Filed November 23,
2020
                                                            File No. 1-38532

       Dear Mr. Whitson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services